Exhibit (a)(5)(H)

Romeo Power Reminds Stockholders to Tender Shares for Nikola Transaction Before September 26, 2022 Deadline

Company explains process for stockholders to properly tender shares to the exchange agent or request assistance with their transaction

•	Romeo stockholders must tender their shares by midnight, Eastern Time, at the end of the day Monday, September 26, 2022

•	If less than a majority of outstanding Romeo shares are tendered, the Offer cannot be completed by Nikola

•	Romeo stockholders are encouraged to contact Alliance Advisors for assistance with tender offer transactions, +1 (855) 643-7453 or nkla@allianceadvisors.com

•	Stockholders who hold Romeo stock through a broker or nominee should contact their broker or nominee to tender

•	Romeo’s Board of Directors unanimously recommends all stockholders tender their shares

•	The proposed exchange ratio represents an approximately 34% premium based on Nikola’s and Romeo’s closing share price on July 29, 2022

CYPRESS, Calif. – September 16, 2022 – Romeo Power, Inc. (“Romeo”) (NYSE: RMO), an energy storage technology company focused on designing and manufacturing lithium ion battery products and packs for vehicle electrification, today reminds all Romeo stockholders to tender their shares into the exchange offer (“the Offer”) by Nikola Corporation (NASDAQ: NKLA) to purchase all outstanding shares of common stock of Romeo by September 26, 2022 at midnight Eastern Time.

On August 1, 2022, Nikola and Romeo jointly announced they had entered into a definitive agreement for this all-stock transaction in which Romeo stockholders will receive 0.1186 of a share of Nikola common stock for each Romeo share, representing an equity value of approximately 4.5% pro forma ownership of Nikola. The exchange ratio represents an approximately 34% premium to Nikola’s and Romeo’s July 29, 2022 closing share prices and values Romeo’s equity at approximately $144 million.

As further described in Romeo’s public filings, Romeo’s Board of Directors unanimously determined that, after a comprehensive evaluation of strategic alternatives, the Merger Agreement is in the best interest of Romeo and its stockholders. As such, the Romeo Board recommends that Romeo stockholders tender their shares pursuant to the Offer.

If less than a majority of the outstanding shares of Romeo common stock are tendered, the Offer cannot be completed by Nikola.

Process for Romeo Stockholders to Tender their Shares

Alliance Advisors is acting as Information Agent for the Offer and Continental Stock Transfer & Trust Company is acting as Exchange Agent in the Offer. To request documents and assistance, Romeo Stockholders should call Alliance Advisors at (855) 643-7453 (Romeo stockholders call toll-free) or (973) 873-7700 (bankers and brokers call collect), or email nkla@allianceadvisors.com.

If stockholders hold shares of Romeo common stock through a broker, dealer, commercial bank, trust company or other nominee, these shares can be tendered by instructing such broker or other nominee before the expiration September 26, 2022. Stockholders should contact their broker or other nominee promptly to allow sufficient time to tender.

Compelling Rationale for Stockholders to Tender to the Nikola Offer

•	Premium to Romeo’s Share Price: The proposed exchange ratio represents an approximately 34% premium to Romeo’s closing share price on July 29, 2022.

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Board of Directors Unanimously Determined that the Nikola Transaction is in the Best Interest of Stockholders: Romeo’s Board of Directors conducted a comprehensive review of strategic alternatives. For a variety of reasons, including risks and uncertainties relating to ongoing industry consolidation and competition, liquidity challenges, and the desire for Romeo’s stakeholders to be able to share in future earnings or growth of Nikola, Romeo’s Board of Directors unanimously determined that a combination with Nikola is in the best interest of Romeo and its stockholders.

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Ability for Stockholders to Participate in Long-Term Upside of a Stronger Combined Company: The Romeo Board of Directors believes that this combination offers the best opportunity for its stockholders to participate in the ongoing growth of Nikola and, indirectly, Romeo, including any potential appreciation that may be reflected in the value of the combined company (including any resulting synergies).

The recommendation is more completely described in Romeo’s Solicitation/Recommendation Statement on Schedule 14D-9 previously filed by Romeo with the Securities and Exchange Commission on August 29, 2022.

To participate in the exchange offer, Romeo stockholders must tender their shares of Romeo common stock to the Offer before its expiration at midnight, Eastern Time, at the end of September 26, 2022. A majority of shares of Romeo common stock are required to be tendered in order to complete the transaction, in addition to customary closing conditions.

About Romeo Power, Inc.

Founded in 2016 and headquartered in Cypress, California, Romeo (NYSE: RMO) is an energy storage technology company focused on designing and manufacturing lithium ion battery products and packs for vehicle electrification. Romeo’s suite of advanced battery electric products, combined with its innovative battery management system, delivers the safety, performance, reliability and configurability its customers need to succeed. To keep up with everything Romeo, follow Romeo on social media, @romeopowerinc or visit romeopower.com.

Additional Information and Where to Find It

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares. On August 29, 2022, Nikola Corporation (“Nikola”) filed a Registration Statement on Form S-4 (including a Prospectus/Offer to Exchange, a related Letter of Transmittal and other exchange offer documents with the U.S. Securities and Exchange Commission (the “SEC”) and may file additional amendments thereto, and Nikola and a wholly-owned subsidiary of Nikola filed a Tender Offer Statement on Schedule TO with the SEC and has and may file additional amendments thereto. In addition, on August 29, 2022, Romeo Power, Inc. (“Romeo”) filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC and has and may file amendments thereto.

Nikola and Romeo may also file other documents with the SEC related to the transaction. This document is not a substitute for the Registration Statement, the Tender Offer Statement, the Solicitation/Recommendation Statement or any other document that Nikola or Romeo may file with the SEC related to the transaction (collectively, the “Exchange Offer Materials”). THE EXCHANGE OFFER MATERIALS CONTAIN IMPORTANT INFORMATION. ROMEO’S STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF ROMEO’S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Exchange Offer Materials are available to all holders of r Romeo’s common stock at no expense to them. The Exchange Offer Materials are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Investor Relations, Corporate Secretary at Romeo Power, Inc., 4380 Ayers Avenue Vernon, CA 90058 (for documents filed by Romeo) or Investor Relations, Corporate Secretary at Nikola Corporation, 4141 E Broadway Road, Phoenix, Arizona 85040 (for documents filed by Nikola).

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, related to Romeo and the acquisition of Romeo by Nikola that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “contemplate,” “intend,” “believe,” “estimate,” “continue,” “goal,” “project” or the negative of such terms or other similar terms. Forward-looking statements in this report include, among other things, statements about the potential benefits of the proposed transaction, Romeo’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Romeo, and the anticipated timing of closing of the proposed transaction. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements, including the following: risks related to the ability of Romeo to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Romeo’s common stock being validly tendered into the exchange offer to meet the minimum condition; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative side effects of the announcement or the consummation of the proposed transaction on the market price of Romeo’s common stock or on Romeo’s operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed transaction, risks that Romeo is unsuccessful in integrating potential acquired businesses and product lines; risks of decreased revenues due to pricing pressures or lower product volume ordered from customers; risks that our products, and services fail to interoperate with third-party systems; potential price increases or lack of availability of third-party technology, battery cells, components or other raw materials that we use in our products; potential disruption of our products, offerings, and networks; our ability to deliver products and services following a disaster or business continuity event; risks resulting from our international operations, including overseas supply chain partners; risks related to strategic alliances; risks related to our ability to raise additional capital in the future if required; potential unauthorized use of our products and technology by third parties; potential impairment charges related to our long-lived assets, including our fixed assets and equity method investments; changes in applicable laws or regulations, including tariffs and similar charges; potential failure to comply with privacy and information security regulations governing the client datasets we process and store; the possibility that the novel coronavirus pandemic may adversely affect our future results of operations, financial position and cash flows; the possibility that Russia’s invasion of Ukraine may result in continued price increases or lack of availability of certain raw materials; and the possibility that we may be adversely affected by other economic, business or competitive factors. The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this and other reports we file with or furnish to the SEC, including the information in “Item 1A. Risk Factors” included in Part I of our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent quarterly reports on Form 10-Q. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate.

Nikola Media Contacts

Nicole Rose

nicole.rose@nikolamotor.com

480-660-6893

Colleen Robar

crobar@robarpr.com

313-207-5960

Romeo Power Media Contacts

Chris Hodges or Joe Caminiti

RMO@alpha-ir.com

312-445-2870